Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor)
(612) 761-6735

Cathy Wright (financial media)
(847) 615-1538

TARGET CORPORATION DECEMBER SALES FROM CONTINUING OPERATIONS

UP 11.3 PERCENT

                MINNEAPOLIS, January 6, 2005 — Target Corporation today reported that its net retail sales from continuing operations (principally Target Stores) for the five weeks ended January 1, 2005 increased 11.3 percent to $7.548 billion from $6.781 billion for the five-week period ended January 3, 2004. On this same basis, comparable-store sales increased 5.1 percent from fiscal December 2003.

“Our sales for the month of December were at the upper end of our expectations, driven in part by a higher mix of promotional sales,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “While we remain comfortable that we will deliver a double-digit percentage increase in EPS from continuing operations in this year’s fourth quarter, we now believe that our actual growth rate will be lower than financial community median expectations.”

                For reference, Target Corporation’s fourth quarter EPS from continuing operations in 2003 was 80 cents and the First Call median EPS from continuing operations for fourth quarter 2004 is 94 cents.

			Comparable Stores % Change
Continuing Operations	Sales (millions)	Total Sales % Change	This Year	Last Year
December	$7,548	11.3	5.1	5.6

Year-to-date	$42,556	11.5	5.0	4.3

                Target Corporation operates Target Stores, a chain of large, general merchandise discount stores consisting of 1,313 locations in 47 states, as well as an on-line business called Target.com.

                Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2003 Form 10-K.

                Comments regarding the company’s sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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